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Ford F-Series Has Best February in Eight Years; Lincoln Sales Increase 36 Percent

•	Ford F-Series, America’s best-selling truck for 37 years, posts best February U.S. sales in eight years

•	Continuing its momentum during the past five months, Lincoln sales increase 36 percent on strong MKZ and MKX performance

•	Ford Motor Company February U.S. sales of 183,947 vehicles decline 6 percent compared with last year; retail sales total 125,919 vehicles, down 4 percent

DEARBORN, Mich., March 3, 2014 – Ford Motor Company U.S. total sales of 183,947 vehicles in February are down 6 percent from a year ago. Retail sales of 125,919 vehicles are off 4 percent. Ford F-Series and Lincoln brand vehicles posted strong gains.

“Sales surged in the final week, providing us momentum after a slow start to the month,” said John Felice, Ford vice president, U.S. marketing, sales and service. “Ford Fusion continued its strong retail sales performance in the West, outpacing the mid-size sedan segment. F-Series and Lincoln also continued to perform well.”

F-Series sales totaled 55,882 in February, making the month Ford’s best February for F-Series in eight years.

Led by MKZ and MKX, Lincoln sales of 6,661 are up 36 percent in February compared with a year ago. This represents Lincoln’s fifth straight month of positive sales gains, with double-digit gains in four of these five months. Over the last five months, Lincoln sold 34,476 vehicles, representing a 26 percent increase over the same period one year ago.

Ford Motor Company fleet sales were off 10 percent in February, as winter weather again delayed a portion of fleet orders. The volumes are anticipated to be made up in March.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 181,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

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